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                             A.S. GOLDMEN & COMPANY
                               INVESTMENT BANKING
                               45 BROADWAY ATRIUM
                         NEW YORK, NEW YORK 10006-3007
                                 (212) 742-8500
                                 (800) 678-4550
                                FAIRNESS OPINION

May 21, 1996

Board of Directors
Water-Jel Technologies, Inc.
243 Veterans Boulevard
Carlstadt, New Jersey  07072

Dear Members of the Board of Directors:

         We understand that Water-Jel Technologies, Inc. ("WJT") and Journeycraft, Inc. ("JCI") have entered into a merger agreement (the "Merger") pursuant to which JCI will be merged with subsidiaries of WJT. In connection with the Merger, WJT will issue 3,500,000 shares of its common stock in exchange for all of the outstanding common stock of JCI. For the purposes of this letter, "JCI" also includes Theracom, Inc.

         You have requested our opinion of the Merger with respect to fairness, from a financial point of view, to WJT and WJT's shareholders. A.S. Goldman & Co., Inc. is customarily engaged in the evaluation of business and their securities in connection with mergers & acquisitions, private placements, shareholder transactions, estate and gift taxes, litigation, and for other purposes.

         In connection with rendering our opinion we have, among other things:

         (1) Reviewed the Agreement and Plan of Merger between WJT and JCI;

         (2) Analyzed financial information with respect to WJT, including audited financial statements as of and for the three years ended August 31, 1995, August 31, 1994 and August 31, 1993 contained in the Form 10-K, unaudited financial statements contained in the Forms 10-Q for the periods ended November 30, 1995 and February 28, 1996;

         (3) Analyzed financial information with respect to JCI, including but not limited to unaudited financial statements as of and for the three years ended March 31,1996, March 31, 1995 and March 31, 1994, unaudited financial statements as of and for the six months ended September 30, 1995 and the nine months ended December 31, 1995, and management forecasts for the four years ending March 31, 1999;

         (4) Held discussions with certain members of WJT, JCI, senior management concerning the past, current, and planned operations, financial condition, and business prospects of each company;


         (5) Discussed with the legal advisors of WJT the results of their due diligence investigations of JCI;
         (6)      Reviewed the historical market prices of WJT common stock;

         (7) Reviewed the compostion of ownership of WJT and JCI common stock;

         (8)      Reviewed the financial terms of the Merger;

         (9) Considered financial data of WJT and JCI, and have compared that data with similar data for other publicly held companies similar to WJT and JCI;

         (10) Considered the financial terms of certain other business combinations and other transactions that have recently been effectuated; and

         (11) Considered such other information, financial studies, and analyses as we deemed relevant, and performed such analyses, studies, and investigations as we deemed appropriate.

         A.S. Goldmen & Co., Inc. has assumed and relied upon, without independent verification, the accurancy and completeness of the information reviewed by us. With respect to any projections, we assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of JCI. We have also assumed with our independent verification that JCI owns and has adequate legal protection for all material tangible assets and intellectual property that it purports to own, and that key agreement to which JCI purports to be a party are valid and enforceable. We have also assumed that the Merger will be nontaxable transaction. Accordingly, we do not make any warranties nor do we make any representations with respect to the aforementioned items.

         We have not performed an appraisal of the assets, liabilities, or intellectual property of JCI, nor have we been furnished with any such valuations or appraisals. We have assumed that the assessments of management have been made in good faith and reflect the best currently available management judgments as to matters covered. Our opinion is necessarily based upon economic, market, and other conditions as in effect on, and the information made available to us as of, the date of this letter. Our opinion is limited to the fairness of the Merger as of the date hereof, from a financial point of view. We make no representations with respect to the business decision to effect the Merger or any other terms of the Merger. This opinion does not represent our opinion as to what the value of JCI or WJT may be as of the date of this letter.

         We understand that in considering the Merger, the Board of Directors of WJT has considered a wide range of financial and nonfinancial factors, many of which are beyond the scope of this letter. This letter is not intended to substitute for the Board's exercise of its own business judgment in reviewing the Merger.

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         Based upon and subject to the foregoing considerations, it is our opinion as financial advisors to WJT that the Merger is fair from a financial point of view to WJT and to WJT's shareholders.

         The foregoing opinion is to be used for the information and assistance of WJT. Accordingly, it is understood and agree that no person other than WJT and its officers, directors and shareholders shall be allowed to use or rely upon this opinion.

                                                     Very truly yours.
                                                     /s/ Stuart Winkler

                                                     A.S. GOLDMEN & CO., INC.
                                                               Stuart Winkler
                                                               Managing Director